Exhibit 99.1

              Baldwin Reports Increased FY Q3 Sales and Net Income

    SHELTON, Conn.--(BUSINESS WIRE)--April 27, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment reported today net sales of $45,447,000 for the third fiscal quarter ended March 31, 2006, compared with net sales of $43,673,000 for the third quarter last year, an increase of 4.1%. Excluding significant unfavorable effects of currency translation of $3,717,000 in the quarter, sales would have been $49,164,000, an increase of approximately 13%.
    Net income for the third quarter was $1,745,000 or $0.12 per basic share and $0.11 per diluted share, a gain of approximately 16% over net income of $1,509,000, or $0.10 per basic and diluted share for the comparable period a year earlier. Currency translation negatively impacted the net income by $271,000. Excluding the impact of currency translation, net income would have increased by 34%.
    The Company's backlog at March 31, 2006 was $53,557,000, up from $51,580,000 at December 31, 2005. Orders for the third quarter were $47,424,000, compared to $43,470,000 for the previous quarter, representing an increase of 9%.
    Vice President and CFO Vijay C. Tharani said, "This was another quarter of double-digit sales growth when measured in local currencies. The Company's performance, when compared to the prior year, was better than the reported results would indicate due to several factors. First, last year's third quarter results included royalty income as well as positive adjustments relating to restructuring reserves, which in total amounted to $600,000. Second, there was also a significant negative currency impact on reported sales and net income due to the strength of the U.S. dollar during the quarter."
    President and COO Karl Puehringer said, "Business conditions continue to be favorable, particularly in Europe and the Americas. This is reflected by the increases in our backlog and order flow. We are also encouraged by the interest level shown in our products at two recent trade shows, IPEX in the U.K. and NEXPO in the U.S. During the quarter, we hired a new deputy general manager to head our Chinese operations and opened a new office in Shanghai to spearhead our China initiative. We believe we have excellent opportunities in this fast-growing market."
    Baldwin will review its third quarter results and discuss its business outlook during a conference call today beginning at 11 a.m. EST. To participate, call (888) 390-0474 any time after 10:55 a.m. The toll dial-in number is +1 (210) 234-0010. The passcode is "Baldwin Q3." Interested investors are encouraged to log onto http://www.vcall.com/CustomEvent/NA000113/index.asp?id=103564, and either participate in the call or access the webcast and replay of the call. The replay will be available from one hour after the call through Thursday, May 4, 2006, toll free at (800) 430-5981 and toll +1
(402) 220-2055.
    The financial statements are attached.

    About Baldwin

    Baldwin Technology Company, Inc. is a leading global manufacturer of press accessories and controls for the commercial and newspaper printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.
    Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investor relations kit, visit http://www.hawkassociates.com. An investor profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.htm.

    Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the company's Form 10-K Report for the fiscal year ended June 30, 2005.



Baldwin Technology Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

                                               Quarter ended March 31
                                                  2006        2005
                                               ----------- -----------
Net Sales                                     $    45,447 $    43,673
Cost of Goods Sold                                 30,384      29,232
                                               ----------- -----------
Gross Profit                                       15,063      14,441
Operating Expenses                                 12,143      12,345
Restructuring Charges                                 ---        (338)
                                               ----------- -----------
Operating Income                                    2,920       2,434
Interest Expense                                      256         462
Interest (Income)                                     (31)        (26)
Other (Income), net                                   (43)       (375)
                                               ----------- -----------
Income before income taxes                          2,738       2,373
Provision for income taxes                            993         864
                                               ----------- -----------
Net income                                          1,745       1,509
                                               =========== ===========
Net income per share - basic                  $      0.12 $      0.10
                                               =========== ===========
Net income per share - diluted                $      0.11 $      0.10
                                               =========== ===========
Weighted average shares outstanding - basic        14,966      14,911
                                               =========== ===========
Weighted average shares outstanding - diluted      15,806      15,274
                                               =========== ===========

                                            Nine Months ended March 31
                                                   2006        2005
                                               ----------- -----------
Net Sales                                     $   131,918 $   124,902
Cost of Goods Sold                                 88,013      85,663
                                               ----------- -----------
Gross Profit                                       43,905      39,239
Operating Expenses                                 36,466      34,482
Restructuring Charges                                 ---        (338)
                                               ----------- -----------
Operating Income                                    7,439       5,095
Interest Expense                                      803       1,985
Interest (Income)                                     (92)        (79)
Other (Income), net                                  (164)     (1,768)
                                               ----------- -----------
Income before income taxes                          6,892       4,957
Provision for income taxes                          2,571       1,941
                                               ----------- -----------
Net income                                          4,321       3,016
                                               =========== ===========
Net income per share - basic                  $      0.29 $      0.20
                                               =========== ===========
Net income per share - diluted                $      0.28 $      0.20
                                               =========== ===========
Weighted average shares outstanding - basic        14,947      14,895
                                               =========== ===========
Weighted average shares outstanding - diluted      15,649      15,315
                                               =========== ===========




Baldwin Technology Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

                                              March 31,    June 30,
Current assets                                   2006         2005
                                              ------------ -----------
 Cash                                        $     17,059 $    15,443
 Trade receivables                                 37,387      35,250
 Inventories                                       23,609      22,755
 Prepaid expenses and other                         3,417       3,548
                                              ------------ -----------
Total current assets                               81,472      76,996
Property, plant and equipment, net                  3,289       3,415
Intangible assets                                  13,121      13,483
Other assets                                       14,970      15,457
                                              ------------ -----------
Total assets                                      112,852     109,351
                                              ============ ===========

Current liabilities
 Loans payable                               $      2,549 $     2,705
 Current portion of long-term debt                  1,248       1,033
 Other current liabilities                         48,428      47,759
                                              ------------ -----------
Total current liabilities                          52,225      51,497
Long-term debt                                     10,574      12,223
Other long-term liabilities                         6,748       6,400
                                              ------------ -----------
Total liabilities                                  69,547      70,120
                                              ------------ -----------

Shareholders' equity                               43,305      39,231
                                              ------------ -----------

Total liabilities and shareholders' equity   $    112,852 $   109,351
                                              ============ ===========




    CONTACT: Hawk Associates, Inc.
             Frank N. Hawkins, Jr. or Julie Marshall, 305-451-1888 info@hawkassociates.com http://www.hawkassociates.com